January 10, 1997



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

RE:      PHH CORPORATION (REGISTRATION NO.  33-63627)

Gentlemen:

On behalf of PHH Corporation and pursuant to Rule 424 (b) (3) under the Securities Act of 1933 as amended, we are transmitting herewith for filing one copy of the Pricing Supplement dated January 8, 1997 to the Prospectus Supplement and Prospectus dated November 8, 1995 of PHH Corporation.


                                                     Very Truly Yours

                                                     Mark E. Johnson
                                                     Assistant Treasurer

Issued pursuant          Pricing Supplement and Abbreviated Term       Rule 424 (b) (3)
to Rule 434             Sheet Dated January 8, 1997 (To Prospectus        File No. 33-63627
                           dated November 8, 1995 and Prospectus
                             Supplement dated November 8, 1995)


                                PHH CORPORATION
                               Medium-Term Notes

---------------------------------------------------------------------------------------------
Principal Amount:           $70,000,000        Trade date:         January 8, 1997
Currency or Currency Unit:  U.S. Dollars       Original Issue Date:     January 15, 1997
Issue Price:                99.98%             Agent's Discount or Commission:    0.02%
Net Proceeds to Issuer:     $69,986,000        Agent (s):    Credit Suisse First Boston Corporation
Maturity Date:              January 15, 1998   CUSIP Number:       69332H DS 2
---------------------------------------------------------------------------------------------

Interest:
     Fixed Rate:
     Floating Rate:
         Base Rate:   [ ]  Commercial Paper Rate (30 day H.15, MMY)  [ ] CD Rate
                      [ ]  Federal Funds Effective Rate
                      [X]  LIBOR   [ ]  Treasury Rate   [ ] Prime Rate [ ] Other
                           (  ) Reuters Page:                     (see attached)
                                               ------------------
                           (x) Telerate Page:     3750
                                               ------------------
Spread:                    minus 0.02%

Initial Interest Rate:     To be determined January 13, 1997

Interest Reset Dates:      Monthly, on the 15th of each month commencing
                           February 18th, 1997

Interest Determination Date:  Two London Banking Days prior to Interest Reset
                              Date

Interest Payment Dates:    Monthly, on the 15th of each month commencing
                           February 18th, 1997

Index Maturity:            1 month

Day Count Convention:      [X] Actual/360    [ ] Actual/Actual   [ ]  30/360

Option to Receive Payments in Specified Currency:    [ ]  Yes       [ ]  No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ]  The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
                               -----------------
     Annual Redemption Price Reduction:                   % until Redemption
                                        ------------------
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ]  Yes     [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X]  Global       [ ]  Certificated

Agent's Capacity:          [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ]  The Agent proposes to offer the Notes at a  fixed  initial  public
         offering price of                   % of Principal Amount.
                           ------------------

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                            % of Principal Amount.
         ------------------

Other Terms:
                              Recent Developments
                                (see next page)
                                  page 1 of 2

                              RECENT DEVELOPMENTS

         Reference is made to the Company's Report on Form 8-K dated November 15, 1996 reporting an Agreement and Plan of Merger with HFS Incorporated ("HFS") under which, subject to the conditions of the agreement, the Company would become a wholly-owned subsidiary of HFS. Conditions of the merger include shareholder approval by the shareholders of both companies, certain regulatory approvals or consents and the required consents of bank creditors of both HFS and the Company. Consummation is now expected in mid-March, 1997.

         HFS has stated its intention to maintain the Company as a separate subsidiary, continuing to carry on its own financing activities for its major lines of business after the merger. In this regard, HFS has stated its intentions to enter into arrangements, effective with the merger, which would
(a) limit payments of dividends and other restricted payments, such as loans and advances, from the Company to HFS to an amount not to exceed 40% of the Company's consolidated net income and (b) to limit the Company's consolidated Debt to Equity Ratio to not exceeding eight (8) to one (1). Following announcement of the merger, on or about November 11, 1996, Moody's, S&P and Fitch announced that they had placed under surveillance or review their ratings of the Company's debt securities. On December 13, 1996 and December 19, 1996, S&P and Fitch, respectively, reaffirmed their previous A+ senior debt ratings after considering HFS's stated intentions. As of the date of this Supplement, Moody's had not announced any action with respect to its rating of the Company's debt securities. HFS has advised the Company that, in its opinion, it will be able to secure the requisite consents of its lenders to the proposed merger and that these intended limitations concerning distributions and leverage with respect to the Company will not interfere with its ability to secure such consents.

                         ------------------------------

                                PHH Corporation
                    Pricing Supplement and Abbreviated Term
                   Sheet Dated January 8, 1997 (To Prospectus
                     dated November 8, 1995 and Prospectus
                       Supplement dated November 8, 1995)


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